                                                                    EXHIBIT 12.1



                                McDONALD SYSTEMS



                 RATIO OF EARNINGS TO FIXED CHARGES CALCULATION


                      (IN THOUSANDS, EXCEPT RATIO AMOUNTS)



                                                                                      PERIOD FROM
                                                                                   JANUARY 1, 1994 TO
                                                  1991        1992       1993        APRIL 30, 1994
                                                 -------     ------     ------     ------------------
Earnings
  Income (loss) before income taxes............  $(3,550)    $3,823     $4,354           $  274
  Fixed charges................................    5,570      2,833      3,055            1,222
                                                 -------     ------     ------           ------
          Earnings.............................    2,020      6,656      7,409            1,496
                                                 -------     ------     ------           ------
Fixed charges
  Interest expense.............................    5,570      2,827      3,049            1,220
  Amortization of debt issuance costs..........       --          6          6                2
                                                 -------     ------     ------           ------
          Fixed charges........................    5,570      2,833      3,055            1,222
                                                 =======     ======     ======           ======
Ratio of earnings to fixed charges.............       --(1)    2.35x      2.43x            1.22x


- ---------------

(1) Earnings were inadequate to cover fixed charges by $3,550 for the year ended December 31, 1991. As a result of such deficiency, this ratio is not presented above.